Exhibit 99.1

May 25, 2010

Dear Shareholder,

As we advised you and has been our practice, we will be updating you on our progress in moving our business forward through our venture with Mexcor International Wine and Spirits through a shareholder letter that we will communicate to you through on a regular basis.

We continue to see the progress of our business as a result of the Drinks relationship with Mexcor International Wine and Spirits. In the short time since our entering into the venture in late March, our business has accelerated. We have sold and shipped close to 10,000 cases in May and June.  This Volume shipping over May and June represents more than 80% of the entire amount of all last year’s volume, a very positive sign for the momentum of our business model and a good indicator of the success of our new business model.

Our two organizations have been working to get all the regulatory and compliance matters in line that have to be amended to recognize the new Drinks and Mexcor relationship. Importantly, by mid June all our brands will be in inventory and available through Mexcor International Wine and Spirits.

In our new business model, Drinks will earn a net royalty on each per case shipment, but production costs, taxes, shipping, warehousing and selling costs have become the responsibility of margin allocated to Mexcor.

As our volume accelerates and we add products to our mix, Drinks is on its way to becoming a far more efficient company.

We have also been advised that 12,000 cases of Drinks products have shipped to Israel, thereby allowing us to recognize 30% of the royalty prepayment of $85,000 advanced by our customer for that business. The manufacturing component of this export business has been wholly assumed by Pixel, our distributor for that international market. This relationship with Pixel will allow Drinks to expand this part of our business without creating enormous pressure on the Company to fund production.

Finally we believe that the impact of consistent product availability and our refined business model can be seen in Damiana sales by Mexcor International Wine and Spirits.   Since the start of our venture, close to 3 containers of Damaina have been ordered and are selling their way through the system, totaling almost 1800 cases.  In one month, this sales total exceeds our last year’s annual sales and we believe eventually will generate $100,000 annually in net royalty payments to Drinks.

We will continue to keep you updated on our progress with respect to the Mexcor International Wine and Spirits and Drinks venture as we have historically through shareholder letters.

Kindest Regards,

J. Patrick Kenny
CEO Drinks Americas